EXHIBIT (4)

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-	1,000,000 Units
CUSIP 59021W 39 9	(Each Unit representing $10 principal amount per Note)

MERRILL LYNCH & CO., INC.

Currency Notes Linked to the United States Dollar/Indian Rupee

Exchange Rate due June 1, 2007

(the “Notes”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, a sum for each Unit equal to the Redemption Amount, as defined below, on June 1, 2007 (the “Stated Maturity”).

Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Note is one of the series of Currency Notes Linked to the United States Dollar/Indian Rupee Exchange Rate due June 1, 2007.

Payment at Maturity

The “Redemption Amount” with respect to each Unit of this Note will be denominated in U.S. dollars and will be determined by the Calculation Agent, as defined below, as described below:

(i) If the Ending Value (as defined below) is greater than the Starting Value (as defined below), the Redemption Amount per Unit will be the principal amount per Unit multiplied by:

97%+	(	Participation Rate x	(	Ending Value - Starting Value	))

Starting Value

(ii) If the Ending Value is equal to or less than the Starting Value, the Redemption Amount will equal 97% of the principal amount per Unit.

The “Starting Value” equals 0.02205558. The “Ending Value” will equal the value of the USD/INR Exchange Rate (as defined below) as determined by Merrill Lynch Capital Services, Inc. (the “Calculation Agent”) on the seventh scheduled Business Day, as defined below, prior to the Stated Maturity. The “Participation Rate” equals 132%.

The “USD/INR Exchange Rate” will be the currency exchange rate in the interbank market quoted as one Indian Rupee in United States dollars as reported by Reuters Group PLC. (“Reuters”) on page RBIB, or any substitute page thereto. For purposes of calculating the Ending Value, such currency exchange rate will be that reported by Reuters on page RBIB, or any substitute page thereto, or calculated in accordance with any substitute procedure, as described below, at approximately 12:00 p.m. in Mumbai, India on the relevant date. If the USD/INR Exchange Rate is not so quoted on Reuters page RBIB, or any substitute page thereto, then the USD/INR Exchange Rate will equal the noon buying rate in New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”). If the Noon Buying Rate is not announced on such date, then the USD/INR Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent on the relevant date for the purchase or sale for deposits in the relevant currencies by the London offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide such spot quotations, then the USD/INR Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent from two leading commercial banks in New York (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the relevant currencies. If these spot quotations are available from fewer than two banks, then the Calculation Agent, in its sole discretion, shall determine which quotation is available and reasonable to be used. If no such spot quotation is available, then the USD/INR Exchange Rate will be the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances.

A “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and such banks are open for dealing in a foreign exchange and foreign currency deposits.

All determinations made by the Calculation Agent shall be made in its sole discretion and, absent manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Notes.

General

This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and JPMorgan Chase Bank, as Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of the Notes, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Notes.

The Notes are not subject to redemption by the Company prior to the Stated Maturity.

In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the Redemption Amount, calculated as though the date of early repayment were the Stated Maturity of the Notes.

In case of default in payment of the Notes (whether at the Stated Maturity or upon acceleration), from and after such date of default the Notes shall bear interest, payable upon demand of the Holders thereof, at the rate of 1.25% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount with respect to this Note and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations in amounts of 2500 Units or more. This Note shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of a single Unit and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

The Company shall treat the Notes as debt instruments for tax purposes, and, where required, shall file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by JPMorgan Chase Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: June 1, 2004

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.
[Copy of Seal]

JPMorgan Chase Bank, as Trustee	By:
Treasurer

By:	Attest:
Authorized Officer		Secretary